Seneca Foods Reports a Sales Increase of 14.1% or $44.0 Million and a Net Earnings of $6.1 Million for the Quarter Ended October 1, 2016

MARION, N.Y. November 7, 2016 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) reported for the second quarter of 2017, net earnings of $6.1 million, or $0.62 per diluted share, compared to net earnings of $6.5 million, or $0.65 per diluted share, in the fiscal second quarter of 2016.   Net sales for the second quarter ended October 1, 2016 increased from the second quarter ended September 26, 2015 by 14.1%, or $44.0 million to $357.2 million.  The increase is attributable to a sales volume increase of $87.0 million partially offset by an unfavorable sales mix and lower selling prices of $43.0 million.
The Company reported net earnings for the fiscal six months ended October 1, 2016 of $6.1 million, or $0.61 per diluted share, compared to net earnings of $9.5 million, or $0.94 per diluted share for the same period in the prior year. In the six months ended October 1, 2016, net sales increased $70.4 million, or 13.1% to $609.9 million. The increase is attributable to a sales volume increase of $116.9 million partially offset by unfavorable sales mix and lower selling prices of $46.5 million.
During the first six months of fiscal 2017, the Company recorded a restructuring charge of $1.5 million primarily related to the cost of moving equipment from a plant that was closed in the prior fiscal year.  In addition, during the first six months of fiscal 2017, the Company incurred a non-cash after-tax LIFO charge of $2.8 million, compared to a non-cash after-tax LIFO credit of $1.0 million in the first six months of fiscal 2016.
Operating income, as reported, was $11.2 million for the quarter ended October 1, 2016 and $11.8 million for the quarter ended September 26, 2015.  During the six months ended October 1, 2016 and the six months ended September 26, 2015, this was $12.8 million and $18.0 million, respectively.  Operating income, excluding the LIFO charge/credit and the restructuring charge/credit, was $14.0 million for the quarter ended October 1, 2016 and $11.8 million for the quarter ended September 26, 2015.  During the six months ended October 1, 2016 and the six months ended September 26, 2015, this was $18.6 million and $16.3 million, respectively.

About Seneca Foods Corporation
Seneca Foods is North America's leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby's®, Aunt Nellie's®, Cherryman®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label.   Seneca's common stock is traded on the Nasdaq Global Stock Market under the symbols "SENEA" and "SENEB". SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Earnings Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating earnings excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring and enhance the understanding of the Company's historical operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported Operating Earnings excluding LIFO and plant restructuring.

	Quarter Ended		Six Months Ended
	In millions		In millions
	10/1/2016	9/26/2015	10/1/2016	9/26/2015
	FY 2017	FY 2016	FY 2017	FY 2016

Operating earnings, as reported:	$11.2	$11.7	$12.8	$18.0

LIFO charge (credit)	2.5	0.1	4.4	(1.6)

Plant restructuring charge (credit)	0.3	-	1.4	(0.1)

Operating earnings, excluding LIFO and plant restructuring impact	$14.0	$11.8	$18.6	$16.3

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Six Months Ended
EBITDA and FIFO EBITDA:	October 1, 2016	September 26, 2015
	(In thousands)

Net earnings	$6,082	$9,490
Income tax expense	2,589	4,834
Interest expense, net of interest income	4,295	3,581
Depreciation and amortization	12,018	10,487
Interest amortization	(206)	(148)
EBITDA	24,778	28,244
LIFO charge (credit)	4,375	(1,587)
FIFO EBITDA	$29,153	$26,657

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company's ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company's marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Timothy J. Benjamin, Chief Financial Officer
315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data
For the Periods Ended October 1, 2016 and September 26, 2015
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	Fiscal 2017	Fiscal 2016	Fiscal 2017	Fiscal 2016

Net sales	$357,247	$313,202	$609,861	$539,460

Plant restructuring expense (credit) (note 2)	$277	$15	$1,462	$(66)

Other operating (expense) income net (note 3)	$(31)	$67	$(19)	$403

Operating income (note 1)	$11,202	$11,731	$12,799	$17,991
Loss (earnings) from equity investment	270	86	(167)	86
Interest expense, net	2,151	1,889	4,295	3,581
Earnings before income taxes	$8,781	$9,756	$8,671	$14,324

Income taxes expense	2,637	3,234	2,589	4,834

Net earnings	$6,144	$6,522	$6,082	$9,490

Earnings attributable to common stock (note 4)	$6,082	$6,456	$6,014	$9,376

Basic earnings per share	$0.62	$0.65	$0.61	$0.95

Diluted earnings per share	$0.62	$0.65	$0.61	$0.94

Weighted average shares outstanding basic	9,792,431	9,901,031	9,800,229	9,894,729

Weighted average shares outstanding diluted	9,861,865	9,970,573	9,869,663	9,964,271

Note 1: The effect of the LIFO inventory valuation method on second quarter pre-tax results decreased operating earnings by $2,476,000 for the three month period ended October 1, 2016 and decreased operating earnings by $50,000 for the three month period ended September
26, 2015. The effect of the LIFO inventory valuation method on year-to-date pre-tax results decreased operating earnings by
$4,375,000 for the six month period ended October 1, 2016 and increased operating earnings by $1,587,000 for the six month period ended September 26, 2015.
Note 2: The six month period ended October 1, 2016 included a restructuring charge primarily for moving costs of $1,462,000.
The six month period ended September 26, 2015 included a restructuring credit for product rationalization costs of $66,000.
Note 3: Other loss for the six month period ended October 1, 2016 of $19,000 represents a net loss on the sale of unused fixed assets of $48,000 and a gain of $29,000 to adjust a previously recorded environmental charge.
Other gain for the six month period ended September 26, 2015 of $403,000 represents a $200,000 credit related to a contingency accrual for
Prop 65, net gain on the sale of unused fixed assets of $143,000 and a credit of $60,000 related to an environmental accrual.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period.

########